SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement ☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

HARTMARX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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NOTICE

of

ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION

TO BE HELD APRIL 11, 2007

To the Stockholders of HARTMARX CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the “Company”) will be held at The Chicago Club, Daniel Burnham Room, 3rd Floor, 81 East Van Buren Street, Chicago, Illinois 60605, on Wednesday, April 11, 2007, at 11:00 A.M., local time, for the following purposes:

(1)	To elect Directors of the Company.

(2)	To ratify the appointment of independent auditors.

(3)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed February 13, 2007 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

In order that the shares of the Company may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between April 2, 2007 and April 10, 2007, at the office of Taras R. Proczko, Senior Vice President, General Counsel & Secretary of the Company, 101 North Wacker Drive, Chicago, Illinois 60606.

A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 2006 are enclosed herewith.

By Order of the Board of Directors

TARAS R. PROCZKO, Secretary

Chicago, Illinois

February 27, 2007

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION

TO BE HELD APRIL 11, 2007

The common stock, par value $2.50 (“Common Stock”), of HARTMARX CORPORATION (the “Company”) is the only security entitled to vote at the meeting. On February 13, 2007, the record date for determining the stockholders entitled to vote at the meeting, the Company had 36,054,467 shares of Common Stock outstanding and eligible to vote, each share entitled to one vote, held by approximately 3,300 stockholders of record. All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Company’s Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Company’s principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

The enclosed Proxy is solicited by the Company’s Board of Directors (the “Board”). The cost of preparing and mailing the proxy material will be paid by the Company. The approximate mailing date for this material is February 28, 2007. The Company will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Company may solicit Proxies by telephone, telecopier or in person, but will receive no additional compensation for such activities.

Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present.

ITEM (1)—ELECTION OF DIRECTORS

Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the nine nominees named below as directors of the Company. The vote of a plurality of the votes cast at the meeting is necessary for the election of a director. Abstentions will not be counted as votes cast and will have no effect on the result of the vote. Each elected director’s term of office will be one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

INFORMATION ABOUT NOMINEES FOR DIRECTORS

The information shown below includes the principal business affiliations of each nominee for the past five years. The Company’s Corporate Governance Guidelines require that the Board review annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). As a result of this review, based on the relationships that each director has with the Company, the Board of Directors has affirmatively determined that each of the nominees, excluding Mr. Hand and Mr. Patel, Chairman, President and Chief Executive Officer of the Company, has no relationship with the Company other than as a director or stockholder and is an “independent director” under the New York Stock Exchange listing standards.

MICHAEL F. ANTHONY, 51—Director since 2003

Mr. Anthony is chairman, president and chief executive officer of Things Remembered, a leading retailer of personalized gifts. From 2005 to 2006, he served as president and chief executive officer of Brookstone, Inc., a specialty retailer of health and fitness, home and office, travel and auto, and outdoor living products, and from 1999 until November 2005, he served as chairman, president and chief executive officer.

JEFFREY A. COLE, 65—Director since 1990

Mr. Cole is president of Cole Limited, a business consulting firm. From 1984 to 2004, he served as chairman, chief executive officer and director of Cole National Corporation, one of the world’s largest optical retailers. He is a member of the supervisory Board of Directors of Pearle Europe, B.V., the leading optical retailer in Europe, serves as a director of Fortunoff, a leading New York area jewelry and home furnishings retailer, and also serves as a director of Refac Optical Group, Inc., a publicly traded retailer of optical products and services.

JAMES P. DOLLIVE, 55—Director since 2003

Mr. Dollive is executive vice president and chief financial officer of Kraft Foods Inc., one of the largest branded food companies in the world. From 2001 until January 2004, he served as senior vice president and chief financial officer.

RAYMOND F. FARLEY, 82—Director since 1981

Mr. Farley is retired as president and chief executive officer of S. C. Johnson & Son, Inc. He also serves on the Board of Trustees of Northwestern University.

ELBERT O. HAND, 67—Director since 1984

Mr. Hand served as chairman of HARTMARX CORPORATION from 1992 until his retirement in June 2004. From 1992 until 2002, he served as chairman and chief executive officer. He served as a director of Austin Reed PLC, London, England, from 1995 until 2002, and continues to serve as an advisor to the Board of Austin Reed PLC. Since 2002, he has served as a director of Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm.

DIPAK C. JAIN, 49—Director since 2002

Mr. Jain is Dean of the Kellogg School of Management and Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor of Marketing at Northwestern University. From 1996 until 2001, he was Associate Dean for Academic Affairs at Kellogg. Since 1989, Mr. Jain has been a visiting Professor of Marketing, Sasin Graduate Institute of Business Administration, Chulalongkorn University, Bangkok. He is also a director of Deere & Company, Evanston Northwestern Healthcare, Northern Trust Corporation and Peoples Energy Corporation, a diversified energy company.

HOMI B. PATEL, 57—Director since 1994

Mr. Patel has been chairman since July 2004, and has been president and chief executive officer of HARTMARX CORPORATION since 2002. From 1993 until 2002, he served as president and chief operating officer. He is also a director of the Amalgamated Life Insurance Co.

MICHAEL B. ROHLFS, 55—Director since 1995 Mr. Rohlfs has been president and chief executive officer of Dearborn Financial, Inc., an investment advisory company, since 1995.

STUART L. SCOTT, 68—Director since 1993

Mr. Scott served as chairman of Jones Lang LaSalle Incorporated, an international real estate services firm, from 1998 until his retirement on December 31, 2004. From 1992 to 2001, he was chairman and chief executive officer of LaSalle Partners Incorporated and its successor entities. Mr. Scott has been a member of the board of LaSalle Hotel Properties, a real estate investment trust, since 1998.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

IN FAVOR OF

EACH OF THE NOMINEES FOR DIRECTOR

Board of Director and Committee Meetings

The Board held eight meetings in fiscal 2006, one of which was the annual meeting. All directors attended at least 75% of the meetings of the Board and committees on which they served. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders. The Corporate Governance Guidelines for Hartmarx Corporation, adopted by the Board of Directors on August 8, 2002, set forth the Company’s policy on director attendance at Board and committee meetings. A current copy of the Corporate Governance Guidelines is available on the Company’s website at www.hartmarx.com, under the heading “Investor Relations.” A copy of the Corporate Governance Guidelines is also available in print to stockholders upon request, addressed to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606.

The Audit and Finance Committee presently consists of Mr. Rohlfs, chairman, Mr. Anthony, Mr. Cole and Mr. Dollive, each of whom is an “independent director” under the New York Stock Exchange listing standards applicable to audit committee members. It met seven times in fiscal 2006. This committee maintains communications between the directors and independent auditors and assists the Board in its oversight responsibilities relating to corporate accounting, integrity of financial controls and reporting practices. Please refer to the “Report of the Audit and Finance Committee,” which begins on page 6 below. In addition, this committee oversees the Company’s investment policies and methods of financing corporate operations and employee benefits plans.

The Compensation and Stock Option Committee (the “Compensation Committee”) is currently composed of Mr. Farley, chairman, Mr. Cole, Mr. Jain and Mr. Scott, each of whom is an “independent director” under the New York Stock Exchange listing standards. It met three times in fiscal 2006. As set forth in the Charter of Scope, Responsibilities, Structure and Processes of the Compensation and Stock Option Committee of the Board of Directors of Hartmarx Corporation, adopted on January 20, 2004 (the “Compensation Committee Charter”), the Compensation Committee exercises the full powers of the Board with respect to compensation paid to executives of the Company and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus and long-term) plans, determines the standards of performance for incentive payments and performs other duties as set forth in the Compensation Committee Charter. A current copy of the Compensation Committee Charter is available on the Company’s website at www.hartmarx.com, under the heading “Investor Relations.” A copy of the Compensation Committee Charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606. Please refer to the “Report of the Compensation and Stock Option Committee,” which begins on page 16 below.

The Nominating and Governance Committee (the “Nominating Committee”) consists of Mr. Scott, chairman, Mr. Dollive and Mr. Jain, each of whom is an “independent director” under the New York Stock Exchange listing standards. This committee met twice in fiscal 2006. As provided in the Charter of Scope, Responsibilities, Structure and Processes of the Nominating and Governance Committee of the Board of Directors of Hartmarx Corporation, adopted on January 20, 2005 (the “Nominating Committee Charter”), the functions of the Nominating Committee include the following:

•	assisting in identifying, recruiting and recommending to the Board individuals qualified to serve as directors of the Company;

•	reviewing the background and qualifications of individuals being considered as director candidates;

•	advising the Board with respect to matters of Board composition and procedures;

•	reviewing committee assignments and the policy with respect to the rotation of committee memberships and/or committee chairs, and reporting any recommendations to the Board;

•	developing and recommending to the Board a set of corporate governance principles for the Company; and

•	overseeing the evaluation of the Board as a whole, the committees of the Board and management.

A current copy of the Nominating Committee Charter is available on the Company’s website at www.hartmarx.com, under the heading “Investor Relations,” and is also available in print to stockholders upon request, addressed to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606.

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit a recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and including the candidate’s (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the stockholder and such nominee pursuant to which the nomination is to be made by the stockholder, (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director and (vi) the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606 and must be received by the Corporate Secretary no earlier than November 15 and no later than December 15 immediately preceding the annual meeting of stockholders.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee (i) demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and (ii) have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be selected on the basis of, among other things, broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. In addition, the Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board. The Nominating Committee, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, and may conduct one or more interviews with the candidate. The Company’s Chairman and CEO may also conduct an interview with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Nominating Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Executive Committee consists of all non-management directors and, with the exception of Mr. Hand, each member is an “independent director” under the New York Stock Exchange listing standards. As provided in the Company’s Corporate Governance Guidelines, the “Lead Director” (who presides over Executive Committee meetings or executive sessions of the Board) is the Chairman of the Executive Committee, currently Mr. Farley.

Stockholder Communications with Directors

The Board has for many years had in place a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including without limitation the Lead Director, Raymond F. Farley, Chairman of the Executive Committee, or the non-management directors as a group), any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o General Counsel/Corporate Secretary” at Hartmarx Corporation, 101 North Wacker Drive, Chicago IL 60606. Alternatively, communications may be sent via e-mail addressed to leaddirector@hartmarx.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

In addition, it is Company policy that each of our directors attend the Annual Meeting. All directors standing for election were in attendance at the 2006 Annual Meeting except for Mr. Scott who was unable to attend.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The responsibilities of the Audit and Finance Committee (the “Audit Committee”) are set forth in the Charter of Scope of Responsibilities, Structure and Processes for Audit Committee Functions, as amended and restated by the Board of Directors effective January 26, 2006 (the “Audit Committee

Charter”). Those responsibilities include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s management, independent registered public accounting firm and internal auditors to review accounting, auditing, internal controls and financial reporting matters, as set forth in the Audit Committee Charter. A current copy of the Audit Committee Charter is available on the Company’s website at www.hartmarx.com, under the heading “Investor Relations,” and is available in print to stockholders upon request, addressed to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606.

The Audit Committee has the ultimate authority to select the independent registered public accounting firm, evaluate their performance, approve all audit and non-audit work and approve all fees associated therewith. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, the Company’s internal audit staff and the Company’s independent registered public accounting firm.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The Audit Committee consists of the following members of the Company’s Board of Directors: Michael B. Rohlfs, chairman, Michael F. Anthony, Jeffrey A. Cole and James P. Dollive, each of whom is an “independent director” under the New York Stock Exchange listing standards applicable to audit committee members. The Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Rohlfs, chairman of the Committee, and Mr. Dollive are each qualified as an audit committee financial expert. Mr. Rohlfs has served on the Audit Committee since 1996, and has served as chairman of the Audit Committee since 2001. He is a certified public accountant, with many years of experience in the practice of public and private accounting. Mr. Dollive is the executive vice president and chief financial officer of Kraft Foods Inc. and has served on the Audit Committee since May 2003.

The Audit Committee has reviewed and discussed with senior management the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006. Management has confirmed to the Audit Committee that such financial statements have been prepared (i) with integrity and objectivity and are the responsibility of management and (ii) in conformity with accounting principles generally accepted in the United States.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”).

The Audit Committee has received from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) with respect to any relationships between PwC and the Company that in PwC’s professional judgment may reasonably be thought to bear on its independence. PwC has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, PwC is independent of the Company.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006.

AUDIT AND FINANCE COMMITTEE

Michael B. Rohlfs, Chairman

Michael F. Anthony         Jeffrey A. Cole         James P. Dollive

The information contained in the foregoing Report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PricewaterhouseCoopers LLP Fees and Services

Aggregate fees for professional services rendered and out-of-pocket expenses incurred by PwC as of and for the fiscal years ended November 30, 2006 and November 30, 2005, are set forth below. The disclosures include all services and all fees for professional services related to such fiscal year and include estimated amounts for services which have not been completed and which have not been billed and/or paid.

	2006	2005
Audit fees	$2,090,000	$1,869,893
Audit-related fees	5,800	67,400
Tax fees	40,550	36,700
All other fees	—	—

TOTAL	$2,136,350	$1,973,993

Audit fees for the years ended November 30, 2006 and November 30, 2005 were for professional services rendered and out-of-pocket expenses incurred by PwC in connection with (i) the audit of the annual financial statements set forth in the Company’s Annual Reports on Form 10-K for the respective fiscal years ended November 30, 2006 and 2005; (ii) the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002; and (iii) the review of the Company’s unaudited quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the quarters ended February 28, May 31, and August 31, in fiscal years 2006 and 2005. Audit fees shown for 2005 are higher than previously reported as the previously reported amount did not include the final billing for professional services performed related to the 2005 audit, including the assessment of internal control over financial reporting.

For the year ended November 30, 2006 audit-related fees were for professional services rendered and out-of-pocket expenses incurred by PwC principally in connection with the Company’s non-U.S. employee benefit plan audits and accounting consultations. For the year ended November 30, 2005 audit-related fees were for professional services rendered and out-of-pocket expenses incurred by PwC principally in connection with the Company’s employee benefit plan audits and accounting consultations. For fiscal year ended November 30, 2006 audits of the Company’s U.S. employee benefits plans were performed by a different independent registered public accounting firm.

Tax fees for the years ended November 30, 2006 and November 30, 2005 were for professional services rendered and out-of-pocket expenses incurred by PwC principally in connection with tax compliance, including the review of tax returns, and related tax advice.

Other than audit fees, audit-related fees and tax fees disclosed herein, no other professional fees were incurred by the Company or billed by PwC for fiscal years ended November 30, 2006 and November 30, 2005.

Pre-Approval of Non-Audit Services

The Audit Committee pre-approves, as required, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by PwC. In the event permitted non-audit service amounts exceed a threshold established by the Audit Committee, the Audit Committee chairman has the authority to approve such excess amounts. No fees were paid to PwC for non-audit, non-review or non-attest services in fiscal years 2006 or 2005 in reliance on the de minimis exception.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PwC.

DIRECTOR COMPENSATION

For 2006, each of the directors not employed by the Company or any of its subsidiaries (“Non-Employee Directors”) was paid a $20,000 annual retainer. Committee Chairs were paid additional annual retainer amounts as follows: Audit and Finance Committee Chair—$6,000; Compensation and Stock Option Committee Chair—$2,500; Executive Committee Chair—$2,500; and Nominating and Governance Committee Chair—$2,500. Each Non-Employee Director also received $1,000 for each Board meeting attended and, except as set forth below, $1,000 for each committee meeting attended. Committee meeting fees paid to members of the Audit and Finance Committee were $2,000 for each committee meeting attended; committee meeting fees paid to the Chairs of the Compensation and Stock Committee and the Nominating and Governance Committee were $2,000 for each committee meeting attended.

Under the 2006 Stock Compensation Plan for Non-Employee Directors (“2006 Director Plan”), each Non-Employee Director received a stock option award and an award of Deferred Director Stock Award Units (“DDSAs”). The stock option awards for 5,000 options were granted on April 20, 2006 with an exercise price equal to the Fair Market Value (as defined in the 2006 Director Plan) of the stock on that date, $8.38 per share. The number of DDSA units granted to each Non-Employee Director is equal to the nearest number of whole units obtained by dividing the annual retainer amount by the Fair Market Value of a share of Common Stock on the date of election (or re-election, as the case may be), with any fractional amount rounded up to the next whole number. DDSAs consist of share units credited to an account for each Non-Employee Director, each unit representing one share of Common Stock. Upon the director’s death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash. Each Non-Employee Director received a DDSA equal to 2,387 share units on April 20, 2006.

Certain of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody’s Corporate Bond Index rate. Upon termination of service as a director, the Company has agreed to pay such deferred fees and interest (“Deferral Account”), either in a lump sum or in installments. The deferral arrangements also provide for the Company’s payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Company with respect to such Deferral Account. Non-Employee Directors are also provided a clothing allowance for company products and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $3,500 per director.

RELATED PARTY TRANSACTIONS

The Company and Mr. Hand, former chairman and a nominee for election as director, are parties to a consulting agreement dated as of April 15, 2004 (the “Consulting Agreement”), pursuant to which Mr. Hand has agreed to provide consulting services to the Company. The Consulting Agreement was for an initial one year term, commencing July 1, 2004 and ending on June 30, 2005, and automatically renews on each subsequent July 1 for an additional one year period ending on the immediately following June 30, with the final renewal of the consulting period to commence on July 1, 2010 and end on June 30, 2011, unless sooner terminated in accordance with the terms of the Consulting Agreement. Remuneration and benefits provided to Mr. Hand under the Consulting Agreement are limited to: (i) a consulting fee of $7,000 per month; (ii) medical and dental coverage for Mr. Hand and his wife, on the same basis as was available during Mr. Hand’s employment with the Company and with Mr. Hand’s payment of the contributory portion of the medical and dental premiums; (iii) office space and part-time secretarial services; (iv) automobile allowance of $1,000 per month; and (v) expense reimbursement for ordinary and necessary business expenses incurred in accordance with the Company’s expense reimbursement policy then in effect.

CODE OF CONDUCT AND ETHICS

The Company has adopted a Code of Conduct and Ethics, including a “Code of Ethics for Chief Executive and Senior Financial Officers” which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct and Ethics is available on the Company’s website at www.hartmarx.com, under the heading “Investor Relations.” In addition, the Company will provide a copy of the Code of Conduct and Ethics to any stockholder without charge, upon request, addressed to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606.

EXECUTIVE OFFICER COMPENSATION

The following table shows the compensation for the past three fiscal years for each of the Company’s five most highly compensated executive officers, including the Chief Executive Officer (the “Named Executive Officers”).

Summary Compensation Table

Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compen- sation(3)	Restricted Stock Awards(4)	Securities Underlying Options(5)	LTIP Payouts(6)	All Other Compen- sation(7)
Homi B. Patel Chairman, President & Chief Executive Officer	2006 2005 2004	$763,167 741,167 719,250	$117,823 743,763 768,994	$650,409 125,566 57,622	$483,000 746,250 546,000	100,000 100,000 50,000	$ — 106,250 —	$20,067 19,476 18,820

Glenn R. Morgan Executive Vice President and Chief Financial Officer	2006 2005 2004	274,350 266,575 259,075	25,976 170,562 176,347	— — —	48,300 74,625 54,600	20,000 20,000 15,000	— 18,750 —	12,933 12,915 11,817

Taras R. Proczko Senior Vice President, General Counsel and Secretary	2006 2005 2004	224,167 213,333 193,333	22,338 141,669 138,338	— — —	48,300 74,625 109,200	20,000 20,000 15,000	— 12,500 —	12,753 14,329 11,873

Raymond C. Giuriceo Vice President and Managing Director, International Marketing	2006 2005 2004	141,058 135,867 131,908	7,516 56,938 58,870	— — —	— — —	5,000 5,000 5,000	— — —	7,232 7,112 5,762

Andrew A. Zahr Vice President, Controller	2006 2005 2004	136,828 131,912 127,912	8,312 56,938 58,870	— — —	— — —	5,000 7,000 5,000	— — —	7,058 6,948 5,489

(1)	Includes amounts paid and deferred, if any.

(2)	These amounts represent the total of bonuses earned under the Management Incentive Plan for the respective fiscal year.

(3)	These amounts represent tax gross-up payments on deposits (and on taxable earnings on those deposits) made by the Company into a trust for the benefit of Mr. Patel. This trust was established pursuant to a certain supplemental retirement benefit compensation agreement which is intended to provide Mr. Patel with non-qualified pension benefits based upon the benefits which could have been earned under the Company’s pension plan but for limitations imposed by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code. See information under the caption “Pension Plan,” beginning on page 15.

(4)

The dollar amount shown equals the number of shares of restricted stock awards multiplied by the stock price on the award date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the awards. On August 8, 2006, restricted stock awards were granted to the following Named Executive Officers and vest on the first to occur of (i) August 8, 2011; (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $10.00 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee: Mr. Patel, 75,000; Mr. Morgan, 7,500; and Mr. Proczko, 7,500. The number and value of aggregate restricted stock award holdings at November 30, 2006 based on a fair market value of $6.68 per share were: Mr. Patel, 225,000 ($1,503,000); Mr. Morgan, 22,500 ($150,300); Mr. Proczko, 30,000 ($200,400);

Mr. Giuriceo, 0 ($0); and Mr. Zahr, 0 ($0). Dividends, if any, will not be paid on the restricted stock awards reported herein.

(5)	Based on the Black-Scholes option-pricing model, and utilizing the following weighted average assumptions: risk free interest rate—4.3%; expected life (in years)—3.6; expected volatility—44%; and expected dividend yield—$0, the weighted average fair value of options at the date of grant for the Named Executive Officers in 2006, equal to $2.98 per share, was: Mr. Patel, $298,000; Mr. Morgan, $59,600; Mr. Proczko, $59,600; Mr. Giuriceo, $14,900; and Mr. Zahr, $14,900.

(6)	For 2005 these amounts represent cash bonus earned with respect to earnings before interest and taxes (“EBIT”) achievement goals under the Company’s Long Term Incentive EBIT Bonus Plan for the fiscal years 2003-2004-2005 performance period. Under the terms of the plan, upon the attainment by a specific operating group of a pre-established EBIT goal during the performance period—fiscal years 2003, 2004 or 2005—certain of the key executives of the Company became eligible for a cash bonus award equal to a specified percentage of such executive’s total EBIT award, and certain operating company executives would be paid their full EBIT award. For the 2003-2004-2005 performance period the maximum amount payable to each Named Executive Officer under the plan was: Mr. Patel, $425,000; Mr. Morgan, $75,000; and Mr. Proczko, $50,000. Only one of four operating groups met its EBIT target during the 2003-2004-2005 period. Messrs. Patel, Morgan and Proczko received cash bonus awards of $106,250, $18,750 and $12,500, respectively, under this incentive plan.

(7)	Includes all other compensation as disclosed in the table below:

	Year	Company Matching Contributions to Savings Investment Plan	Personal Liability & Term Life Insurance Premiums	Company Auto Lease	Financial Planning Services	Executive Vision	Total All Other Compen- sation
Homi B. Patel	2006 2005 2004	$6,600 6,300 5,535	$3,972 3,879 3,858	$6,325 5,441 6,257	$3,000 3,686 3,000	$170 170 170	$20,067 19,476 18,820

Glenn R. Morgan	2006 2005 2004	6,600 6,300 5,544	1,714 1,664 1,705	4,449 4,781 4,398	— — —	170 170 170	12,933 12,915 11,817

Taras R. Proczko	2006 2005 2004	6,600 6,300 6,015	2,046 2,144 1,926	3,937 3,440 3,762	— 2,275 —	170 170 170	12,753 14,329 11,873

Raymond C. Giuriceo	2006 2005 2004	5,940 5,842 4,376	1,122 1,100 1,216	— — —	— — —	170 170 170	7,232 7,112 5,762

Andrew A. Zahr	2006 2005 2004	5,813 5,724 4,263	1,075 1,054 1,056	— — —	— — —	170 170 170	7,058 6,948 5,489

Employment and Severance Agreements

Separate employment agreements and severance agreements are in effect between the Company and each of Messrs. Patel, Morgan and Proczko. Mr. Patel’s employment agreement was for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001, and on each anniversary thereof, the term of the agreement is automatically extended by one year unless prior to such date the Company delivers written notice to Mr. Patel, or Mr. Patel delivers written notice to the Company, that the term of the agreement will not be so extended. In December 2005, the employment agreements with Messrs. Morgan and Proczko were extended for two years and expire on December 31, 2007.

The employment agreements provide that Messrs. Patel, Morgan and Proczko will receive annual salaries at least equal to their respective annual salaries on the date the agreements were effective with increases to be determined by the Compensation and Stock Option Committee, except for across-the-board reductions similarly affecting all executives of the Company, and provide for participation in the Management Incentive Plan (“MIP”) described below, and in other fringe benefits, including any long-term incentive plan, available to key executives.

In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or termination of the employment agreement other than in accordance with its terms, the executive will be entitled to continuation of salary and fringe benefits for 24 months. In addition, upon such discharge or resignation, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for the full fiscal year in which such executive’s employment is terminated and for the following fiscal year) will be paid as and when MIP payments are made to other MIP participants for such periods. All unpaid incentive compensation under any long-term incentive plan (including a pro-rata portion of the aggregate value of all contingent incentive compensation with respect to uncompleted performance periods) will become payable within ten days of such discharge or resignation; and all stock options and restricted stock awards granted to such executive under the Company’s stock option plans will become immediately exercisable and fully vested, as the case may be.

The amended and restated severance agreements covering Messrs. Patel and Morgan were for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001, and on each anniversary thereof, the term of the agreement is automatically extended for a one year period, unless prior to such date the Company delivers written notice to the executive or the executive delivers written notice to the Company, that the term of the agreement will not be so extended. In the case of Mr. Proczko, the severance agreement was for an initial term expiring December 31, 2004, and provides for the same automatic extension as described in the immediately preceding sentence. Pursuant to the severance agreements, the Company has agreed to pay to Messrs. Patel, Morgan and Proczko severance benefits in the event their employment is terminated within 24 months following a change in control of the Company for any reason other than (i) death, (ii) disability, (iii) cause or (iv) resignation without good reason (a “Qualifying Termination”). The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments described above, would equal three times the higher of the executive’s annual base salary as of the date the executive’s employment is terminated and the executive’s annual base salary in effect immediately prior to the change in control, plus three times the executive’s target bonus opportunity under the MIP for such year. Fringe benefits would continue to be provided for a period of 36 months.

In addition, upon a Qualifying Termination, all stock options and restricted stock awards granted to each of Messrs. Patel, Morgan and Proczko under the Company’s stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above. All such amounts would be due and payable within ten days of the date of such termination. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the Company will pay to the executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by the executive will be equal to the severance benefits to be paid to such executive.

Separate severance agreements are in effect between the Company and Messrs. Giuriceo and Zahr, and they have agreed to remain in the employ of the Company, subject to the Company’s agreement to pay severance benefits if they experience a Qualifying Termination. Generally, the severance payment would equal two times their average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs; and they would also be entitled to receive any appreciation in the value of Common Stock covered by outstanding stock options (whether or not then fully exercisable).

Stock Option Grants

The following tables provide information on the Named Executive Officers’ option grants in fiscal 2006, option exercises in fiscal 2006 and the value of unexercised options at November 30, 2006.

Option Grants in the Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted(2)	Percent of Total Options Granted to Employees in Fiscal Year(3)	Exercise or Base Price ($)/Share(4)	Expiration Date	5% ($)	10% ($)
Homi B. Patel	100,000	26.99	7.93	01/24/2011	219,091	484,134
Glenn R. Morgan	20,000	5.40	7.93	01/24/2011	43,818	96,827
Taras R. Proczko	20,000	5.40	7.93	01/24/2011	43,818	96,827
Raymond C. Giuriceo	5,000	1.35	7.93	01/24/2011	10,955	24,207
Andrew A. Zahr	5,000	1.35	7.93	01/24/2011	10,955	24,207

(1)	The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full five year term of the options, as permitted by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Company and overall stock market conditions. Based on the Black-Scholes option-pricing model, and utilizing the following weighted average assumptions: risk free interest rate—4.3%; expected life (in years)—3.6; expected volatility—44%; and expected dividend yield—$0, the weighted average fair value of options at the date of grant for the Named Executive Officers in 2006, equal to $2.98 per share, was: Mr. Patel, $298,000; Mr. Morgan, $59,600; Mr. Proczko, $59,600; Mr. Giuriceo, $14,900; and Mr. Zahr, $14,900.

(2)	These options were granted on January 25, 2006, became fully exercisable on January 25, 2007 and are subject to forfeiture between 90 days and three years following termination of employment in certain events.

(3)	On January 25, 2006, the Company granted options representing 357,500 shares to employees, including the Named Executive Officers. During the remainder of fiscal 2006, the Company granted additional options representing 13,000 shares to employees with exercise prices equal to the fair market value of the stock on the date of grant. None of those additional options were granted to a Named Executive Officer.

(4)	The exercise price may be paid in cash or by delivery of already owned shares subject to the terms of the award document and such rules as the Compensation Committee may establish. The fair market value on the date of grant of the shares underlying the January 25, 2006 options was $7.93 per share, and $8.21 and $6.82 per share for the additional options granted in fiscal 2006.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value ($) Realized	Number of Securities Underlying Unexercised Options at Nov. 30, 2006 Exercisable/Unexercisable	Value ($) of Unexercised In-the-Money Options at Nov. 30, 2006 Exercisable/Unexercisable
Homi B. Patel	0	0	270,000/100,000	$703,600/$0
Glenn R. Morgan	0	0	80,000/20,000	221,700/0
Taras R. Proczko	0	0	35,000/20,000	35,700/0
Raymond C. Giuriceo	0	0	44,500/5,000	145,360/0
Andrew A. Zahr	0	0	44,000/5,000	135,580/0

Pension Plan

Average Annual Earnings (Highest 5 Years of last 10 Years)	Years of Credited Service
	5	10	15	20	25	30 or more
$ 200,000	$10,268	$24,937	$39,605	$54,274	$68,943	$83,611
250,000	13,185	32,020	50,855	69,691	88,526	107,361
300,000	16,101	39,103	62,105	85,107	108,109	131,111
350,000	19,018	46,187	73,355	100,524	127,693	154,861
400,000	21,935	53,270	84,605	115,941	147,276	178,611
450,000	24,851	60,353	95,855	131,357	166,859	202,361
500,000	27,768	67,437	107,105	146,774	186,443	226,111
550,000	30,685	74,520	118,355	162,191	206,026	249,861
600,000	33,601	81,603	129,605	177,607	225,609	273,611
700,000	39,435	95,770	152,105	208,441	264,776	321,111
800,000	45,268	109,937	174,605	239,274	303,943	368,611
900,000	51,101	124,103	197,105	270,107	343,109	416,111
1,000,000	56,935	138,270	219,605	300,941	382,276	463,611

The Hartmarx Retirement Income Plan (the “Plan”), a trusteed plan, provides for contributions to be made by the Company and designated affiliates on an actuarial basis and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant’s death after certain other age and service requirements have been met. Regular eligible employees of the Company or a designated affiliate hired before April 1, 2003 who participate in and contribute to the Hartmarx Savings Investment and Stock Ownership Plan, a trusteed defined contribution plan, automatically participate in the Plan. Employees hired on or after April 1, 2003 are not eligible to participate in the Plan. Normal retirement age under the Plan is 65, and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits.

Maximum benefits payable under the Plan are equal to: (i) 1 2/3% of a participant’s highest average annual earnings for any five consecutive years included within the final 10 years of employment with the Company less 1 2/3% of the participant’s primary Social Security benefit, multiplied by years of participation prior to April 1, 2003, plus (ii) if the years of participation taken into account in clause (i) are fewer than 30 years, 1% of a participant’s highest average annual earnings less 1% of the participant’s primary Social Security benefit, multiplied by years of participation after April 1, 2003, however, the total number of years of participation in clauses (i) and (ii) shall not exceed 30.

The table above shows the estimated annual benefits payable upon retirement on December 31, 2006 at age 65 to non-union participants in the Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code. Lump sum payment of benefits is available only if the present value of the accrued benefit is under $5,000.

The Company has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described above but for the application of such limitations, and such non-qualified pension benefits are included in the table. Compensation covered by the Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under the Plan as of November 30, 2006 were: 26 for Mr. Patel; 25 for Mr. Morgan; 24 for Mr. Proczko; 30 for Mr. Giuriceo; and 30 for Mr. Zahr.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Executive Compensation Program

The Compensation and Stock Option Committee (the “Committee”), which is comprised of four independent directors of the Company, operates under a written charter. The charter is available on the Company’s website at www.hartmarx.com, under the heading “Investor Relations.” As set forth in the charter, the Committee’s responsibility includes overseeing and assisting the Board in fulfilling its responsibilities with respect to compensation matters, employee benefits plans, incentive compensation matters, equity-based plans and chief executive officer compensation. In fulfilling its responsibilities, the Committee sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles are designed to align executive compensation with management’s execution of business strategies and initiatives so as to enhance stockholder values. They are:

•	Integration of the total compensation package into a program which will attract and retain key executives critical to the long-term success of the Company.

•	Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

•	Alignment of executive and stockholder interests through stock-based long-term and cash-based long-term incentive programs which reward executives for enhancement of stockholder values.

The total compensation program consists of three components:

Base Salary

The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to review by independent compensation consultants, as appropriate. Salary ranges are reviewed on a periodic basis and adjusted as warranted. In determining the appropriate levels of executive compensation for fiscal 2006, the Committee took into account the Company’s financial performance for 2005.

Salaries are reviewed on an annual basis, and salary changes are based upon individual performance, level of responsibility, prior experience, information gathered from companies that comprise our Peer Group, and companies with whom we compete for executive talent outside the Peer Group. Salary adjustments are also subject to the consideration of an annual salary budget. The salary budget is determined in relation to competitive market data provided in external third-party published surveys, peer group company comparisons and the financial performance of the Company and its operating units. A salary increase budget of 3% was established for 2006.

At its November 2005 meeting, the Committee reviewed recommendations for salary adjustments for the Named Executive Officers, among other officers, compensation practices as disclosed in proxy statements of the Company’s Peer Group and other companies and recommendations of the chief executive officer. The Committee also considered Company and operating unit performance, incumbent performance and experience, relative pay among officers and recommendations of the CEO and the Company’s human resources staff. The Committee approved salaries for the officers effective for calendar year 2006. Those increases varied by officer, and reflected an over-all percentage increase in officers’ salaries of approximately 3%. Salaries for the Named Executive Officers are within the range of average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Company’s short-term and long-term incentive plans. The salary of the chief executive officer is discussed separately, below.

Short-Term Incentives

Executives are eligible for annual bonuses under the Management Incentive Plan (“MIP”), which is a plan qualified under Section 162(m) of the Internal Revenue Code. Incentive opportunities are determined in relation to competitive market data provided by independent compensation consultants, and information gathered from companies that comprise our Peer Group and companies with whom we compete for executive talent outside the Peer Group, and are also subject to periodic review by independent compensation consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Company’s business plan.

At its August 2005 meeting, the Committee approved bonus opportunity adjustments for certain senior executive officers of the Company and its subsidiaries. With the assistance of, and based on a review of total annual compensation and annual cash incentive opportunities, a comparison of total annual compensation and annual cash incentive opportunities of three separate peer groups prepared by Frederic W. Cook & Co., Inc., compensation consultants engaged by the Committee (the “Cook Study), the Committee increased maximum bonus opportunities under the MIP to two times the target bonus amount. As result, target bonus opportunities under the MIP for fiscal 2006 performance ranged from 15% - 74% of base annual salary, and maximum bonus opportunities under the MIP for fiscal 2006 performance ranged from 25% - 148% base annual salary.

At its November 2005 and January 2006 meetings, the Committee reviewed and approved the 2006 performance goals for consolidated pre-tax income, sales weighted pre-tax income, and sales weighted adjusted net assets as a percentage of sales for the Company and its operating units.

For fiscal 2006, 28 executives participated in the MIP and maximum bonus opportunities ranged from 25% of base salary to 148% of base salary. Corporate executives were measured based on consolidated pre-tax income, operating unit sales-weighted earnings before interest and taxes and adjusted net asset goals. Operating unit executives were measured based on earnings before interest and taxes, sales and adjusted net asset goals applicable to their respective units and on consolidated pre-tax income. No bonuses would have been earned under the MIP if the Company had not achieved positive consolidated income results.

At its January 2007 meeting, the Committee certified the level of 2006 achievement of pre-tax income, operating unit sales-weighted earnings before interest and taxes and adjusted net asset goals, and approved the payment of bonuses based on the level of achievement of the various goals. The actual bonus results reflect the fact that the Company did not achieve its consolidated pre-tax income goal for 2006, but certain operating units met or exceeded their sales, earnings and return on net assets goals established for 2006. Based on the Company’s operating results and goal achievement for 2006, bonuses paid to MIP participants for fiscal 2006 averaged 9.3% of base salaries and 14.1% of maximum incentive opportunities. The Summary Compensation Table on page 11 includes the bonus awards for the Named Executive Officers approved by the Committee.

Long-Term Incentives

Executives are eligible for awards of stock options, restricted stock awards and other awards under the Company’s 2003 Incentive Stock Plan, and following stockholder approval of the 2006 Incentive Stock Plan at the Company’s April 2006 annual meeting, under the 2006 Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual’s position within the Company. Selected senior executives may receive a combination of stock option grants utilizing length of service vesting and restricted stock awards utilizing performance-based vesting whereby increments of the award will vest when the market price of the Company’s stock equals or exceeds a certain level for 30 consecutive calendar days. As disclosed in the Option Grants in the Last Fiscal Year table on page 14, one stock option grant was awarded to each of the Named Executive Officers. The stock option grants were at an exercise price equal to the fair market value of the Company’s stock on the date of grant, $7.93 per share.

The purpose of restricted stock awards is to provide key employees of the Company and its subsidiaries with opportunities to acquire a proprietary interest in the Company and thereby retain key personnel of outstanding ability. In addition, such awards serve to align the interests of Company executives and shareholders. As reflected in the Summary Compensation Table on page 11, Messrs. Patel, Morgan and Proczko each received one restricted stock award which vests on the first to occur of (i) August 8, 2011; (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $10.00 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee.

In addition to stock options and restricted stock awards, certain key executives of the Company and its subsidiaries, and including certain of the Named Executive Officers, are eligible for additional cash bonus awards based on the achievement of pre-established earnings before interest and taxes (“EBIT”) goals set for certain of the Company’s operating groups under the Company’s Long-Term Incentive EBIT Bonus Plan covering fiscal years 2006-2007-2008 (the “EBIT Bonus Plan”), as approved by the Committee at its January 2006 meeting. The EBIT Bonus Plan provides qualified performance-based compensation upon the attainment of specified EBIT goals established for certain of the Company’s operating groups. Under the terms of the plan, upon the attainment by a specific operating group of a pre-established EBIT goal for any fiscal year during the 2006-2007-2008 performance period, certain Named Executive Officers are awarded a cash bonus equal to a specified percentage of such executive’s potential total EBIT bonus award, and certain operating company executives are paid their full potential EBIT bonus award. If each of the Company’s operating groups achieves its EBIT goal in the same fiscal year, 100% of the executive’s total potential EBIT bonus award would be paid to him or her shortly after the end of such fiscal year. Once an operating group attains its EBIT goal and an award is paid to an executive, the EBIT goal has been attained in respect of that operating group and no other payments are made in subsequent years of the performance period with respect to EBIT attainment by that particular operating group. The maximum long-term incentive EBIT bonus award amounts payable under the EBIT Bonus Plan to the Named Executive Officers are: Mr. Patel, $425,000; Mr. Morgan, $75,000; and Mr. Proczko, $75,000. None of the Company’s four operating groups met its EBIT target for fiscal 2006 and, accordingly, no cash bonus awards were paid under the EBIT Bonus Plan.

Chief Executive Officer Compensation

The Committee increased the salary of the chief executive officer 3%, from $743,000 to $765,000, effective January 1, 2006. In connection with the Committee’s August 2005 review of total annual compensation and annual cash incentive opportunities described above, the Committee decided to maintain Mr. Patel’s target bonus opportunity under the MIP at $567,000, but in keeping with the recommendation of increasing the maximum bonus opportunities to two times the target amount, the Committee increased Mr. Patel’s maximum bonus opportunity from $945,000 to $1,134,000 for fiscal 2006. The increase in the chief executive officer’s salary was based upon the salary range for the position and was within the 3% salary increase budget approved by the Committee for 2006. The salary of the chief executive officer is within a competitive range when compared to other chief executive officers as reported in national surveys and in the Company’s Peer Group.

In keeping with the Committee’s philosophy of rewarding executives based on the achievement of performance goals, the total compensation paid to the chief executive officer is based, in significant part, on incentive opportunities under the Company’s short-term and long-term incentive plans. As described above, the Company did not achieve its pre-tax income goal for 2006, but certain operating units met or exceeded their sales, earnings and return on net assets goals established for 2006 and, accordingly, as set forth in the Summary Compensation Table, Mr. Patel was paid a cash bonus of $117,823 (10.4% of the maximum) under the MIP. For fiscal 2006, Mr. Patel received one stock option grant to purchase 100,000 shares of the Company’s common stock at an exercise price of $7.93 per share, the fair market value of the stock on the date the option was granted, and one restricted stock award for 75,000 shares. In addition, the chief executive officer’s maximum bonus opportunity under the long-term incentive EBIT Bonus Plan for the 2006-2007-2008 performance period, as described above, is $425,000, and for fiscal 2006 no cash bonus awards were paid under the EBIT Bonus Plan.

The Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. It is currently intended that any amendment to the Company’s 2006 Incentive Stock Plan which may be necessary in the future in order to preserve this exemption will be presented for stockholder approval as and when required.

It is the intention of the Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Company. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under applicable tax law if otherwise in excess of the general deduction limitation. While considering tax deductibility as one of the factors in determining compensation, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee will not limit compensation to those levels or types of compensation that will be deductible. The Committee will continue to review and respond to the relevant tax law and regulations as appropriate.

COMPENSATION AND STOCK OPTION COMMITTEE

Raymond F. Farley, Chairman

Jeffrey A. Cole         Dipak C. Jain         Stuart L. Scott

The information contained in the foregoing Report of the Compensation and Stock Option Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PERFORMANCE GRAPH

Total Cumulative Stockholder Return for Five-Year Period Ending November 30, 2006

The following graph compares the five year cumulative total stockholder return on the Company’s common stock to the Standard & Poor’s 500® Index and the Peer Group. The information presented assumes $100 invested at the close of business November 30, 2001 in Hartmarx Corporation common stock and each of the indices, plus the reinvestment of any dividends.

The Peer Group, including Hartmarx Corporation, is comprised of: Ashworth Inc., Columbia Sportswear Co., Cutter & Buck Inc., Haggar Corporation, Kellwood Company, Marisa Christina, Incorporated, Oxford Industries, Inc., Perry Ellis International, Inc., Philips-Van Heusen Corporation, Russell Corporation, Salant Corporation, Sport-Haley, Inc. and Tropical Sportswear Int’l Corporation. Salant Corporation has been excluded from Peer Group returns for 2003 - 2006 due to its having been acquired by Perry Ellis International, Inc. during 2003. Haggar Corporation has been excluded from Peer Group returns for 2005 and 2006 due to its having been acquired by an investor group during 2005. Tropical Sportswear Int’l Corporation has been excluded from Peer Group returns for 2005 and 2006 due to its having been acquired by Perry Ellis International, Inc. during 2005. Marisa Christina, Incorporated has been excluded from Peer Group returns for 2006 due to its having been acquired by Hampshire Group, Ltd. during 2006. Russell Corporation has been excluded from Peer Group returns for 2006 due to its having been acquired by Berkshire Hathaway Inc. in 2006.

Hartmarx Corporation

Total Cumulative Shareholder Return For

Five-Year Period Ending November 30, 2006

ITEM (2)—APPOINTMENT OF AUDITORS

Stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as the independent registered public accounting firm of the accounts of the

Company and its subsidiaries for the 2007 fiscal year. PricewaterhouseCoopers LLP has been regularly engaged in this capacity by the Company for many years. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting where he or she will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast on this proposal will constitute the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the accounts of the Company and its subsidiaries for the 2007 fiscal year. Abstentions will not be counted as votes cast and will have no effect on the result of the vote. While stockholder ratification is not required, the Company considers such ratification to be a desirable practice, and if the affirmative vote is less than a majority of the votes cast, the Board would consider the results of the vote on any future appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

IN FAVOR OF

RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

Security Ownership of Directors and Officers*

Name	Shares Owned Directly or Indirectly(1)		Restricted Stock(2)	Options Exercisable Within 60 Days of Record Date	Total Beneficial Ownership(3)		Percent of Class
Michael F. Anthony	7,400		—	5,000	12,400		†
Jeffrey A. Cole	32,280		—	12,736	45,016		†
James P. Dollive	9,400		—	5,000	14,400		†
Raymond F. Farley	46,713		—	5,000	51,713		†
Elbert O. Hand	22,206	(4)	—	180,000	202,206		†
Dipak C. Jain	13,500		—	5,000	18,500		†
Homi B. Patel	294,070		225,000	370,000	890,070		2.39%
Michael B. Rohlfs	14,381		—	16,480	30,861		†
Stuart L. Scott	81,449		—	24,751	106,020		†
Glenn R. Morgan	92,707	(5)	22,500	100,000	215,207		†
Taras R. Proczko	41,675		30,000	55,000	126,675		†
Raymond C. Giuriceo	11,952		—	49,500	61,452		†
Andrew A. Zahr	29,624		—	49,000	78,624		†
All Directors and Executive Officers as a Group (13 persons)	698,357		277,500	877,287	1,853,144	(6)	4.90%

*	Information is provided as of January 31, 2007. On that date there were 36,590,467 shares outstanding, and including 536,500 shares of unvested restricted stock awards.

†	Less than 1%.

(1)	Includes all shares owned, directly and indirectly. For Non-Employee Directors, the amount includes DDSA Units. DDSAs consist of share units credited to an account for each Non-Employee Director, each unit representing one share of Common Stock. Upon the director’s death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash. For Company officers, the amount includes shares held in the Hartmarx Savings Investment and Stock Ownership Plan as of January 31, 2007, based on information provided by the plan recordkeeper.

(2)	The amounts represent (a) 97,500 shares of restricted stock awards which vest on the first to occur of (i) August 4, 2009; (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $11.00 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee, (b) 90,000 shares of restricted stock awards which vest on the first to occur of (i) August 3, 2010; (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $14.00 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee; and (c) 90,000 shares of restricted stock awards which vest on the first to occur of (i) August 8, 2011; (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $10.00 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee.

(3)	Includes all shares owned, directly and indirectly, all shares of restricted stock awards and shares covered by stock options which are exercisable within 60 days of the Record Date. For Non-Employee Directors, the amount includes DDSA Units, described in Note 1, above.

(4)	Includes 100 shares held by Mr. Hand’s wife and 200 shares held as custodian for his daughter.

(5)	Includes 465 shares held as custodian for Mr. Morgan’s son under the Uniform Gift to Minors Act.

(6)	The beneficial ownership of all directors and executive officers as a group includes 1,220,324 shares (3.23%) which are subject to acquisition within 60 days of the Record Date through the exercise of stock options, the vesting of restricted stock awards or the settlement of DDSAs.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its directors, executive officers and beneficial owners of more than 10% of the Common Stock. Based solely on our records of reports filed and written representations from directors, executive officers and beneficial owners, the Company believes that all Section 16(a) filing requirements were met during fiscal 2006.

OWNERSHIP OF COMMON STOCK

Beneficial owners of more than five percent of the Common Stock, as shown by information received by the Company, are listed below*:

	Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power		Percent of Class
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared
Abdullah Taha Bakhsh
c/o Traco
P.O. Box 459
Jeddah, Saudi Arabia	5,703,776	0	5,703,776	0	15.83	(1)

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401	3,133,920	0	3,133,920	0	8.70	(2)

The Northern Trust Company, Trustee
of the Company’s Retirement
Income Plan
50 South LaSalle Street
Chicago, Illinois 60675	2,371,699	0	2,371,699	0	6.58	(3)

Vanguard Fiduciary Trust Company,
Trustee of the Company’s Savings
Investment and Stock Ownership Plan
500 Admiral Nelson Boulevard
Malvern, Pennsylvania 19355	0	2,149,776	0	2,149,776	5.96	(4)

*	Information is based on public filings made by the above listed beneficial owners with the United States Securities and Exchange Commission. On December 31, 2006, the Company had 36,040,578 shares of Common Stock outstanding.

(1)	The shares are held of record by Emerson Investments, Ltd. (“Emerson”), except for 541,166 shares which are held of record by Traco International, N.V. (“Traco”). Both corporations are controlled by Mr. Bakhsh. Emerson has represented to the Company that Mr. Bakhsh has sole power to direct the vote and disposition of Emerson’s shares.

(2)	Dimensional Fund Advisors, Inc. (“Dimensional”), an investment advisor registered under the Investment Advisors Act of 1940, has reported that it furnishes investment advice to four companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” Dimensional reported that all of the 3,133,920 shares of Common Stock reported on its Schedule 13G filing as of February 2, 2007, are owned by the Funds and has disclaimed beneficial ownership of all such shares.

(3)	The Northern Trust Company acts as Trustee of the Hartmarx Retirement Income Plan (“RIP”), a defined benefit pension plan. The Trustee votes all shares held by the plan as directed by GreatBanc Trust Company, the investment manager of the Company common stock held by RIP, who conducts the vote pursuant to the direction of the Hartmarx Retirement Income Plan Administration Committee, the plan administrator and fiduciary.

(4)

Vanguard Fiduciary Trust Company acts as Trustee of the Hartmarx Savings Investment and Stock Ownership Plan (“SIP”), a defined contribution plan. Shares of the Company’s common stock are held in trust for the benefit of employees who participate in SIP. At December 31, 2006, the Trustee held 2,149,776 shares (5.96%) in SIP accounts. The Trustee votes all shares held by the SIP Trust proportionally as directed by participants’ instructions, and the Trustee has disclaimed beneficial ownership of all such shares.

PROPOSALS BY SECURITY HOLDERS

Nominations for the Board of Directors

The Company’s By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Company no earlier than November 15 and no later than December 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the stockholder and such nominee pursuant to which the nomination is to be made by the stockholder and (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

Other Proposals

Under applicable rules of the Securities and Exchange Commission, any proposal which a security holder intends to call upon the Company to include in its 2008 Proxy Statement must be received at the principal office of the Company no later than October 31, 2007.

The Company’s By-Laws require that written notice of proposals to be presented at the 2008 Annual Meeting, but that are not intended for inclusion in the 2008 Proxy Statement, be delivered to the Secretary of the Company at its principal executive offices no earlier than November 15 and no later than December 15 immediately preceding the meeting. Such notice to the Company must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information which is required to be furnished by the stockholder pursuant to applicable laws and regulations. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

OTHER MATTERS

The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

TARAS R. PROCZKO, Secretary

Chicago, Illinois

February 27, 2007

PROXY

HARTMARX CORPORATION

Proxy Solicited by the Board of Directors

Homi B. Patel, Glenn R. Morgan and Taras R. Proczko, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 11, 2007, and at any adjournment thereof, with the full power to vote all shares of stock which the undersigned is entitled to vote.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS SET FORTH IN ITEM (1) AND LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS SET FORTH IN ITEM (2) AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be signed, on other side)

Annual Meeting Proxy Card

Using a black ink pen mark your votes with and X as shown in       ☒

this example. Please do not write outside the designated areas

A.  Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	ELECTION OF DIRECTORS	(01) Michael F. Anthony	(02) Jeffrey A. Cole	(03) James P. Dollive
	(Item (1) of Proxy Statement)	(04) Raymond F. Farley	(05) Elbert O. Hand	(06) Dipak C. Jain
		(07) Homi B. Patel	(08) Michael B. Rohlfs	(09) Stuart L. Scott

☐ Mark here to vote	☐ Mark here to WITHHOLD	☐ For All EXCEPT -To withhold
FOR all nominees	vote from all nominees	authority to vote for any nominee(s), write the name(s) of such nominee(s) below

		For	Against	Abstain
2.	To RATIFY the appointment of independent auditors	☐	☐	☐

(Item (2) of Proxy Statement)

3.  To transact such other business as may properly come

    before the meeting.

B.  Non-Voting Items

Change of Address - Please print new address below.

C. Authorized Signatures - This section must be completed for your vote to be counted.-Date and Sign Below

Signatures must agree with the name shown at left. For shares held in joint tenancy, each of the joint tenants is requested to sign.

Date (mm/dd/yyyyy) - Please print date below	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box
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